LIMITED GUARANTEE

This LIMITED GUARANTEE is dated as of the 8th day of April, 2009 (this “Guarantee”) by SCM Microsystems, Inc., a Delaware corporation (“Guarantor”), in favor of Secure Keyboards, Ltd., a California limited partnership (“Keyboards”), and Secure Networks, Ltd., a California limited partnership (“Networks” and, together with Keyboards, the “Guaranteed Parties” and, each of them, a “Guaranteed Party”).

1. Guarantee. In connection with the entry into (a) that certain Settlement Agreement dated as of the date hereof, a copy of which is attached hereto as Exhibit A (the “2009 Settlement Agreement”), by and among Keyboards, Networks, Luis Villalobos, an individual, Howard B. Miller, an individual, Lawrence W. Midland, an individual, Robert J. Parsons, an individual, Hirsch Electronics Corporation, a California corporation (“Hirsch”), Felix Marx, an individual, and Guarantor, and (b) that certain Amended and Restated Settlement Agreement dated as of the date hereof, a copy of which is attached hereto as Exhibit B (the “Amendment and Restatement”), by and among Keyboards, Networks and Hirsch, Guarantor hereby unconditionally guarantees to each of Keyboards and Networks, on the terms and conditions set forth herein, the payment when due by Hirsch of the Periodic Payments (as such term is defined in the Amendment and Restatement) under and in accordance with the terms and conditions of the Amendment and Restatement (the “Obligation”). Prior to taking any action to enforce this Guarantee against Guarantor, a Guaranteed Party shall first deliver a written notice to Hirsch at the address set forth in Section 6(a) of the Amendment and Restatement, with a copy to Guarantor, with such written notice setting forth (i) the alleged event of default of the Obligation by Hirsch, and (ii) the amount, if any, being demanded. A Guaranteed Party shall allow Hirsch at least ten (10) Business Days from delivery of the written notice to cure any such default (such period, the “Notice Period”). If Hirsch fails to cure such default within the Notice Period, a Guaranteed Party shall provide at least five (5) Business Days written notice to Guarantor of the intent of the Guaranteed Party to take any such action to enforce its rights under this Guarantee (such period, the “Additional Notice Period”) and, if the Guarantor fails to cure such default within the Additional Notice Period, the Guaranteed Party may thereafter take any action to which it is entitled to enforce its rights under this Guarantee. The obligations of Guarantor under this Guarantee at any time may be satisfied by either the direct payment of the amount then due by Guarantor to Keyboards and Networks, as the case may be, pursuant to the terms of the Amendment and Restatement, or by causing Hirsch to make such payments. In no event shall this Guarantee be construed to impose upon Guarantor any obligations greater than, in addition to, or other than, the obligations expressly assumed by Guarantor hereunder. In addition, nothing herein shall limit the ability of Guarantor to assert any defense or right of set-off, deduction or counterclaim that Hirsch is entitled to assert in connection with the Obligation. This Guarantee is subject to the continued effectiveness and performance by Keyboards and Networks and each of their respective general partners of the 2009 Settlement Agreement and Amendment and Restatement, and shall not be effective, and this Guarantee may not be enforced against Guarantor, until, and not before, the later of (i) the Effective Time (as such term is defined in the Agreement and Plan of Merger, dated December 10, 2008, by and among Guarantor, Hirsch, and two wholly-owned subsidiaries of Guarantor (the “Merger Agreement”)) and (ii) the effectiveness of the Obligations of Hirsch under the Amendment and Restatement.

2. No Assignment. Neither Guarantor, nor the Guaranteed Parties, may assign any of their respective rights, interests or obligations hereunder to any other person (except by operation of law) without the prior written consent of the Guaranteed Parties (in the case of an assignment by Guarantor) or Guarantor (in the case of an assignment by the Guaranteed Parties); provided, however, that Guarantor may assign all or a portion of its obligations hereunder to an affiliate of Guarantor, provided, that no such transfer shall relieve Guarantor of any liability or obligation hereunder except to the extent actually performed or satisfied by the assignee.

3. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if delivered by facsimile, upon written confirmation of receipt by facsimile; (b) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier under circumstances in which such courier guarantees next-day delivery (except in the case of overseas delivery, in which case notice shall be deemed duly given on the fourth (4th) Business Day following the date of dispatch if delivered utilizing an expedited service by a recognized international courier under circumstances in which such courier guarantees such delivery); or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid (except in the case of overseas delivery, in which case notice shall be deemed duly given on confirmed receipt if delivered by registered or certified mail, return receipt requested, postage prepaid). As used herein, “Business Day” means any day that is not a Saturday, Sunday, or other day on which national banks or banks in Santa Ana, California or Germany are authorized or required to close. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice. In addition, when giving any notice hereunder, a party shall also send a courtesy copy of such notice via e-mail to the party(ies) to receive such notice at the e-mail addresses set forth below; provided, however, that the failure to send, or the recipient’s failure to receive, such courtesy copy via e-mail shall not invalidate or otherwise adversely effect in any way the validity of such notice hereunder:

if to Guarantor, to it at:

SCM Microsystems, Inc.

Oskar-Messter-Straße 13,

85737, Ismaning Germany

Attention: Felix Marx

Fax: +49.89.9595.5170

E-mail: FMarx@scmmicro.de

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

555 Mission Street, Suite 3000

San Francisco, California 94105

Attention: Michael L. Reed

Fax: 415.374.8459

E-mail: MReed@gibsondunn.com

if to Keyboards, to it at:

Secure Keyboards, Ltd.

c/o Robert J. Parsons

110 Newport Center Drive

Suite 200

Newport Beach, CA 92660

Fax: 949.729.3196

E-mail: parsons600@aol.com

with copies (which shall not constitute notice) to:

Lawrence W. Midland

1805 Jamaica Road

Costa Mesa, CA 92626

Fax: 949.250.7372

E-mail: lmidland@hirschelectronics.com

Howard Miller

13555 Bayliss Road

Los Angeles, CA 90049

Fax: 213.481.1554

E-mail: hmiller@girardikeese.com

Luis Villalobos

4220 Park Newport, #410

Newport Beach, CA 92660

Fax: N/A

E-mail: luvil@roadrunner.com

if to Networks, to it at:

Secure Networks, Ltd.

c/o Robert J. Parsons

110 Newport Center Drive

Suite 200

Newport Beach, CA 92660

Fax: 949.729.3196

E-mail: parsons600@aol.com

with a copy (which shall not constitute notice) to:

Lawrence W. Midland

1805 Jamaica Road

Costa Mesa, CA 92626

Fax: 949.250.7372

E-mail: lmidland@hirschelectronics.com

4. Survival of Guarantee. This Guarantee shall survive and remain in full force and effect and be binding on Guarantor only for the period of Hirsch’s obligations set forth in Section 2 of the Amendment and Restatement or until the Obligation is paid or satisfied in full, at which time this Guarantee shall terminate and Guarantor shall have no further obligation to Keyboards or Networks or any other person under this Guarantee.

5. Governing Law. This Guarantee and all disputes or controversies arising out of or relating to this Guarantee or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of California.

6. Entire Agreement. This Guarantee constitutes the entire agreement between the parties to this agreement with respect to the subject matter hereof and supersedes all prior agreements, whether written or oral, with respect to the subject matter contained in this Guarantee. This Guarantee and any provision hereof may only be amended by an instrument in writing signed by Guarantor, Keyboards and Networks.

7. Counterparts. This Guarantee may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Facsimile and .pdf copies of this Guarantee shall have the same force and effect as an original.

8. No Presumption Against Drafting Party. Each of the parties hereto acknowledges that it has been represented by counsel in connection with this Guarantee and the transactions contemplated by this Guarantee. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Guarantee against the drafting party has no application and is expressly waived.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, each of Guarantor, Keyboards and Networks have caused this Limited Guarantee to be executed as of the date first written above by its officer thereunto duly authorized.

SCM MICROSYSTEMS, INC.

By: /s/ Dr. Manfred Mueller
Dr. Manfred Mueller
Executive Vice President Strategic Sales &
Business Development

Accepted and Agreed to:

SECURE NETWORKS, LTD.
A California limited partnership By: /s/ Robert J. Parsons

Robert J. Parsons, Managing and General Partner
By: /s/ Lawrence W. Midland

Lawrence W. Midland, General Partner
SECURE KEYBOARDS, LTD. A California limited partnership By: /s/ Robert J. Parsons

Robert J. Parsons, Managing and General Partner
By: /s/ Lawrence W. Midland

Lawrence W. Midland, General Partner
By: /s/ Howard Miller

Howard Miller, General Partner
By: /s/ Luis Villalobos

Luis Villalobos, General Partner

Exhibit A
2009 Settlement Agreement

SETTLEMENT AGREEMENT

This Settlement Agreement (the “Settlement Agreement”) is hereby entered into this 8th day of April, 2009 (the “Effective Date”) between and among Secure Keyboards, Ltd., a California Limited Partnership (“Secure Keyboards”); Secure Networks, Ltd., a California Limited Partnership (“Secure Networks”); Luis Villalobos, an individual (“Villalobos”); Howard B. Miller, an individual (“Miller”); Lawrence W. Midland, an individual (“Midland”); Robert J. Parsons, an individual (“Parsons”); Hirsch Electronics Corporation, a California corporation (“Hirsch”); SCM Microsystems, Inc., a Delaware corporation (“SCM”); and Felix Marx, an individual (“Marx”) (each a “Party” and collectively the “Parties”). Secure Keyboards, Villalobos and Miller are also sometimes collectively referred to herein as “Plaintiffs,” and each as a “Plaintiff.” SCM, Hirsch and Marx are also sometimes collectively referred to herein as “Defendants,” and each as a “Defendant.”

RECITALS

WHEREAS, on November 14, 1994, Hirsch, Secure Keyboards and Secure Networks entered into a settlement agreement (the “1994 Settlement Agreement”), whereby Hirsch agreed to make certain payments to Secure Keyboards and Secure Networks, as set forth in the 1994 Settlement Agreement; and

WHEREAS, on December 10, 2008, SCM, Hirsch and two-wholly-owned subsidiaries of SCM entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Hirsch will become a new Delaware limited liability company and a wholly-owned subsidiary of SCM through a two-step merger (the “Merger”); and

WHEREAS, in connection with or as a result of the Merger and the other transactions contemplated by the Merger Agreement, SCM, Hirsch, certain subsidiaries of Hirsch and/or certain officers, directors and shareholders of Hirsch and/or its subsidiaries entered into or will enter into Ancillary Agreements (as defined in the Merger Agreement) and certain other agreements and understandings and deliver or will deliver certain certificates, documents or other instruments (any and all such Ancillary Agreements, agreements, certificates, documents or other instruments together, the “Merger Documents”); and

WHEREAS, on December 10, 2008, Parsons and Midland, as two of the four general partners of Secure Keyboards, delivered a letter of understanding to SCM, as such letter was amended and restated on January 30, 2009 (the “Keyboards Letter of Understanding”), which letter was intended to clarify the interpretation of the 1994 Settlement Agreement following the Merger; and

WHEREAS, the obligation of SCM to complete the Merger is subject to Miller’s and Villalobos’s agreement to become parties to and be bound by the Keyboards Letter of Understanding and to consent to the Merger; and

WHEREAS, Miller and Villalobos objected to, and indicated that they will not become parties to and be bound by, the Keyboards Letter of Understanding; and

WHEREAS, a dispute has arisen among the Parties regarding what the revenue base subject to the royalty arrangement under the 1994 Settlement Agreement would be following the Merger; and

WHEREAS, on March 18, 2009, Plaintiffs commenced an action against Defendants in the Superior Court of the State of California in and for the County of Los Angeles entitled Secure Keyboards, Ltd., Luis Villalobos, and Howard B. Miller v. SCM Microsystems, Inc., Felix Marx, and Hirsch Electronics, Corporation, et al., Case No. SC102226 (the “Action”); and

WHEREAS, the Complaint filed in the Action (the “Complaint”) asserts a cause of action against Hirsch for alleged breach of the 1994 Settlement Agreement, and causes of action against SCM and Marx for alleged interference with the 1994 Settlement Agreement and the relationship between Hirsch and Secure Keyboards; and

WHEREAS the summons and Complaint in the Action have not been served on any Defendant, but Defendants nonetheless dispute all of the allegations set forth in the Complaint; and

WHEREAS, the Parties have independently concluded, with the benefit of advice of counsel, that their respective self-interests would be best served by compromising, settling, and concluding all disputes currently or potentially existing between them, including but not limited to all disputes alleged or referred to in the Action, by entering into this Settlement Agreement and the releases contained herein, and by ultimately dismissing the Action with prejudice, all on the terms and conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, the undersigned Parties to this Settlement Agreement hereby agree, for good and valuable consideration, receipt of which is hereby acknowledged, as follows:

1. Incorporation of Recitals. The above Recitals are incorporated herein by reference.

2. Settlement Terms.

(a) Dismissal of the Action without Prejudice. Within five (5) calendar days after the Effective Date, Plaintiffs shall cause the Action to be dismissed without prejudice in its entirety, and in no event shall Plaintiffs cause the Complaint to be served on any Defendant.

(b) Dismissal of the Action with Prejudice. Within five (5) calendar days after the “Effective Time,” as such term is defined in the Merger Agreement, Plaintiffs shall cause the Action to be dismissed with prejudice in its entirety, and in no event shall Plaintiffs cause the Complaint to be served on any Defendant.

(c) Amendment and Restatement of the 1994 Settlement Agreement. Upon entry into this Settlement Agreement, Secure Keyboards, Secure Networks, Villalobos, Miller, Midland, Parsons and Hirsch shall execute an Amended and Restated 1994 Settlement Agreement (the “Amendment and Restatement”), in substantially the form attached hereto as Exhibit A. The Amendment and Restatement shall become effective and binding on the Effective Date hereof, provided that sections 2 and 3 thereof shall not become effective until the Effective Time; provided, further, that in the event of the termination of the Merger Agreement prior to the Effective Time, the Amendment and Restatement shall be null and void.

(d) Presence in California Insufficient to Create Personal Jurisdiction. No Party shall at any time attempt to construe, offer or use the presence in the State of California, at any time and for any purpose whatsoever, of SCM or Marx or any of their respective Associates (as defined below), as a basis for asserting that any federal, state or local court within the State of California has or may exercise personal jurisdiction over Marx or any of his Associates.

(e) Guaranty of Periodic Payments Under Amendment and Restatement. Upon entry into this Settlement Agreement and the execution of the Amendment and Restatement, SCM shall enter into a Limited Guarantee of the payment obligations of Hirsch under the Amendment and Restatement in substantially the form attached hereto as Exhibit B. The Limited Guarantee shall not become effective until the Effective Time.

(f) Waiver of Closing Condition. Upon the entry into this Settlement Agreement and the execution of the Amendment and Restatement, SCM shall execute and deliver to Hirsch a written waiver to the closing conditions to the Merger set forth on Schedule 7.3(c) of the Merger Agreement (other than the consent of the landlord), subject to the continued effectiveness and performance by Keyboards and Networks and each of their respective general partners and Hirsch of this Settlement Agreement and the Amendment and Restatement, with such waiver to become effective immediately prior to the Effective Time of the Merger.

(g) Tolling of Statute of Limitations. In the event this Settlement Agreement is terminated prior to the Effective Time and the releases in Section 8 do not become effective, and only in that event, the Parties agree that the statute of limitations for any claims previously alleged in the Action is tolled for the period between the original filing date of the Action and the date of any termination of this Settlement Agreement.

3. No Admission of Fault or Liability. This Settlement Agreement is a compromise of disputed claims, and nothing contained in this Settlement Agreement shall be construed to be an admission of fault or liability on the part of any Party hereto, all such fault or liability being expressly denied by each and every Party hereto.

4. No Assignment of Claims. Each Party represents and warrants to the other Parties that it has not hypothecated or otherwise encumbered or assigned any claim or cause of action released herein arising out of, from, or in connection with the Action, or any other matter which is being released as part of this Settlement Agreement.

5. No Other Legal Proceedings. Each Party represents and warrants to the other Parties that no legal proceeding other than the Complaint in the Action has been filed by it against any other Party in any forum arising out of, from, or in connection with any of the matters underlying the Action.

6. Authority to Enter Into Settlement Agreement. Each Party represents and warrants to the other Parties that it has the power and authority to enter into, execute, deliver and perform this Settlement Agreement, and that there are no other persons or entities whose consent to this Settlement Agreement or whose joinder herein is necessary to make effective the provisions of this Settlement Agreement.

7. Reliance on Independent Legal Advice. Each Party represents and warrants to the other Parties:

(a) That it has received advice from his or its own respective, independent legal counsel prior to its execution of this Settlement Agreement;

(b) That the legal nature and effect of this Settlement Agreement has been explained to it by its respective counsel;

(c) That it fully understands the terms and provisions of this Settlement Agreement and the nature and effect thereof;

(d) That it is relying solely on the advice of its own legal counsel in executing this Settlement Agreement;

(e) That it has not relied upon any representation or statement of any other Party or counsel for any other Party not contained in this Settlement Agreement;

(f) That it has carefully read this Settlement Agreement, knows the contents thereof, and is executing the same freely and voluntarily; and

(g) That it is aware that it or its respective attorneys may hereafter discover facts different from or in addition to the facts that they now know or believe to be true with respect to the matters underlying the Action, but that its intention is to fully and finally release the claims released herein to the full extent of the releases contained in this Settlement Agreement.

8. Releases of Claims and Waivers of Cal. Civ. Code § 1542.

(a) SCM Releasors’ Release of Secure Releasees. Upon the Effective Time, SCM and Marx, on behalf of themselves and each of their respective Associates (which for the avoidance of any doubt, does not include Hirsch or Midland or any person or entity claiming through either of them) (collectively, the “SCM Releasors”), do hereby remise, release, waive, acquit, and forever discharge Secure Keyboards, Secure Networks, Villalobos, Miller, Midland and Parsons and each of their respective Associates (collectively, the “Secure Releasees”), of and from any and all claims, debts, demands, actions, causes of action, suits, dues, sums of money, accounts, reckonings, bonds, covenants, contracts, controversies, agreements, promises, judgments, acts, omissions, variances, damages, executions, and liabilities, both in law and equity, federal and state, known or unknown, suspected or unsuspected (collectively, “Claims”), which have arisen, are arising, or may in the future arise, directly or indirectly, out of, from, or in connection with any of the matters alleged in or referred to in the Action; provided, however, that the SCM Releasors explicitly do not release the Secure Releasees of and from any and all Claims which have arisen, are arising, or may in the future arise, directly or indirectly, out of, from, or in connection with (i) the Merger, the Merger Agreement or the Merger Documents, (ii) the business of Hirsch or the Secure Releasees’ business relationship with Hirsch, (iii) the obligations of the Secure Releasees under the Amendment and Restatement or Limited Guarantee, (iv) any breach or noncompliance by any Secure Releasee of this Settlement Agreement, or(v) any matter not alleged in or referred to in the Action.

(b) Hirsch Releasors’ Release of Secure Releasees. Upon the Effective Time, Hirsch, on behalf of itself and its Associates (which for the avoidance of any doubt, does not include SCM or Marx or any person or entity claiming through either of them) (collectively, the “Hirsch Releasors”), do hereby remise, release, waive, acquit, and forever discharge the Secure Releasees of and from any and all Claims which have arisen, are arising, or may in the future arise, directly or indirectly, out of, from, or in connection with any of the matters alleged in or referred to in the Action; provided, however, that the Hirsch Releasors explicitly do not release the Secure Releasees of and from any and all Claims which have arisen, are arising, or may in the future arise, directly or indirectly, out of, from, or in connection with (i) the Merger, the Merger Agreement or the Merger Documents, (ii) the business of Hirsch or the Secure Releasees’ business relationship with Hirsch, (iii) the obligations of the Secure Releasees under the Amendment and Restatement or Limited Guarantee, (iv) any breach or noncompliance by any Secure Releasee of this Settlement Agreement, or (v) any matter not alleged in or referred to in the Action.

(c) Secure Releasors’ Release of SCM/Hirsch Releasees. Upon the Effective Time, Secure Keyboards, Secure Networks, Villalobos, Miller, Midland and Parsons, on behalf of themselves and each of their respective Associates (which for the avoidance of any doubt, does not include SCM or Hirsch) (collectively, the “Secure Releasors”), do hereby remise, release, waive, acquit, and forever discharge SCM, Marx and Hirsch and each of their respective Associates (collectively, the “SCM/Hirsch Releasees”) of and from any and all Claims which have arisen, are arising, or may in the future arise, directly or indirectly, out of, from, or in connection with any matter whatsoever, including but not limited to the 1994 Settlement Agreement, the Merger, the Merger Agreement, the Merger Documents, any of the matters alleged in or referred to in the Action, or any other matter at any time up to the Effective Time; provided, however, that this release shall not release Hirsch from any of its obligations under the Amendment and Restatement, SCM from any of its obligations under the Limited Guarantee or any breach or noncompliance by any SCM/Hirsch Releasee of this Settlement Agreement.

(d) Hirsch Releasors’ Release of SCM Releasees. Upon the Effective Time, the Hirsch Releasors do hereby remise, release, waive, acquit, and forever discharge SCM and Marx, and each of their respective Associates (which for the avoidance of any doubt, does not include Hirsch or Midland or any person or entity claiming through either of them) (collectively, the “SCM Releasees”) of and from any and all Claims which have arisen, are arising, or may in the future arise, directly or indirectly, out of, from, or in connection with the 1994 Settlement Agreement, any of the matters alleged in or referred to in the Action, or any other matter relating in any way to Hirsch’s business relationship with the Secure Releasees; provided, however, that this release shall not release (i) any breach or noncompliance by any SCM Releasee of this Settlement Agreement, the Merger, the Merger Agreement, or the Merger Documents; (ii) any rights to earned but unpaid compensation related to employment by Hirsch for the last pay period prior to the Effective Time of the Merger, which rights, in the case of individuals named in Schedule 3.31 of Hirsch’s disclosure schedules to the Merger Agreement, are consistent with that schedule; or (iii) any rights to accrued but unused benefits related to employment by Hirsch prior to the Effective Time of the Merger pursuant to the benefit plans set forth in Schedule 3.14(a) of Hirsch’s disclosure schedules to the Merger Agreement.

(e) Waiver of Cal. Civ. Code § 1542. The Parties to this Settlement Agreement further warrant, represent and agree that they are fully aware of California Civil Code Section 1542, which provides as follows:

SEC. 1542. GENERAL RELEASE. A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

The Parties hereby waive and relinquish every right or benefit that they have or might have under Section 1542 to the full extent that they may lawfully waive such right or benefit with regard to the subject matter of this Settlement Agreement. In connection with such waiver and relinquishment, the Parties acknowledge that they are aware that they might later discover facts in addition to or different from those which they now know or believe to be true with respect to the subject matter of this Settlement Agreement, but that it is their intention hereby fully, finally and forever to settle and release the matters, known or unknown, suspected or unsuspected, which now exist, or previously existed between the Parties, that are released in this Settlement Agreement. This Settlement Agreement is intended to be and is final and binding, regardless of any claims of misrepresentation, concealment of fact, or mistake of law or fact and shall be and remain in effect as a full and complete release of all such matters, notwithstanding the discovery or existence of any additional or different claims or facts relative thereto. In furtherance of such intention, the releases given pursuant to this Settlement Agreement shall be in, and shall remain in, effect as a full and complete release, notwithstanding the discovery or existence of any such additional or different facts.

(f) Covenant Not To Sue. Except for the enforcement of this Settlement Agreement, each releasing Party, for itself, and for all of its respective Releasors (defined in subparagraphs 8(a)-(d) above), hereby covenants not to sue each released Party or any of its respective Releasees (defined in subparagraphs 8(a)-(d) above) based on any Claim covered by that releasing Party’s release (set forth in subparagraphs 8(a)-(d) above).

(g) No Release of Obligations or Rights Under This Settlement Agreement. Notwithstanding the foregoing, nothing herein shall operate to release any of the Parties’ obligations or rights under this Settlement Agreement, nor their rights to enforce the same.

(h) Associates. As used herein with respect to any Party, person or entity, the term “Associates” means each of such Party’s person’s or entity’s past, present, and future parents, subsidiaries, affiliates, partnerships, LLCs or other related business entities, divisions, members, partners, shareholders, owners, investors, co-venturers, alter egos, predecessors, successors and assigns, and each of their respective past, present, and future officers, directors, members, partners, shareholders, owners, investors, co-venturers, alter egos, employees, attorneys, consultants, experts, insurers, agents, representatives, spouses, heirs, executors, administrators, predecessors, successors, and assigns.

9. Good Faith Settlement. The Parties hereby stipulate and agree that the settlement memorialized in this Settlement Agreement is a good faith settlement between and among the Parties within the meaning of California Code of Civil Procedure Section 877.6.

10. Governing Law. This Settlement Agreement shall be interpreted in accordance with and governed by the law of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within the State of California, exclusive of choice-of-law principles.

11. Integration. This Settlement Agreement, the Amendment and Restatement, and the Limited Guarantee, constitute the full and entire understanding and agreement between the parties with respect to the settlement of the Action, and supersedes all prior settlement conversations, negotiations, and understandings between them with respect to the settlement of the Action.

12. Each Party to Bear Own Costs and Attorneys’ Fees. Each Party hereto shall bear its own respective costs, expenses, and attorneys’ fees with respect to the Action and this Settlement Agreement.

13. Jointly Drafted. This Settlement Agreement shall be deemed to have been negotiated and drafted at the joint request, direction, and instruction of each of the Parties, at arm’s length, with the advice and participation of counsel, and will be interpreted in accordance with its terms without favor to any of the Parties.

14. Amendment Only In Writing. This Settlement Agreement may be amended only by a written agreement executed by all Parties hereto.

15. Severability. In the event that any covenant, condition or other provision herein contained is held to be invalid, void or illegal by any court of competent jurisdiction, the same shall be deemed severable from the remainder of the Settlement Agreement and shall in no way affect, impair or invalidate any other covenant, condition or other provision herein contained. If such condition, covenant or other provision shall be deemed invalid due to its scope or breadth, such covenant, condition or other provision shall be deemed valid to the extent of the scope or breadth permitted by law.

16. Counterparts. This Settlement Agreement may be executed in counterparts, each of which shall be deemed a duplicate original, but all of which together shall constitute one and the same instrument. Facsimile and .pdf copies of this Agreement shall have the same force and effect as an original.

17. Waiver. No breach of any provision hereof can be waived unless in writing. Waiver of any one breach of any provision hereof shall not be deemed to be a waiver of any other breach of the same or any other provision hereof.

19. Headings. Headings contained in this Settlement Agreement are for convenience of reference only and are not intended to alter or vary the construction and meaning of this Settlement Agreement.

20. Effect of Settlement Agreement if Merger Not Consummated. In the event the Merger Agreement is terminated prior to its Effective Time, this Settlement Agreement shall terminate, shall have no force or effect, and shall be null and void. This Settlement Agreement and any other past, present, or future settlement communications shall be deemed confidential and shall not be used for any purpose in this action or any other proceedings, including but not limited to any purpose prohibited by California Evidence Code Section 1152.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Settlement Agreement as of the Effective Date.

SECURE KEYBOARDS, LTD.

By:	/s/ Robert J. Parsons

Robert J. Parsons, Managing and General Partner
By:	/s/ Lawrence W. Midland

Lawrence W. Midland, General Partner
By:	/s/ Howard Miller

Howard Miller, General Partner
By:	/s/ Luis Villalobos

Luis Villalobos, General Partner

SECURE NETWORKS, LTD.

By:	/s/ Robert J. Parsons

Robert J. Parsons, Managing and General Partner
By:	/s/ Lawrence W. Midland

Lawrence W. Midland, General Partner

/s/ Luis Villalobos

Luis Villalobos, individually

/s/ Howard Miller

Howard B. Miller, individually

/s/ Larry Midland

Larry Midland, individually

/s/ Robert Parsons

Robert Parsons, individually

SCM MICROSYSTEMS, INC.

By:	/s/ Dr. Manfred Mueller

Dr. Manfred Mueller

Executive Vice President Strategic Sales & Business Development

/s/ Felix Marx

Felix Marx, individually

HIRSCH ELECTRONICS CORPORATION

By:	/s/ Larry Midland

Larry Midland President

Exhibit B
Amended and Restated Settlement AgreementAMENDED AND RESTATED SETTLEMENT AGREEMENT

This AMENDED AND RESTATED SETTLEMENT AGREEMENT (this “Agreement”), dated as of this 8th day of April, 2009, is made by and among HIRSCH ELECTRONICS CORPORATION, a California corporation (“Hirsch”), SECURE KEYBOARDS, LTD., a California limited partnership (“Keyboards”), and SECURE NETWORKS, LTD., a California limited partnership (“Networks” and, together with Hirsch and Keyboards, collectively, the “Parties”).

WHEREAS, the Parties previously entered into that certain settlement agreement (the “1994 Settlement Agreement”), dated as of November 14, 1994, which provides for, among other things, agreements among the Parties concerning royalty payments from Hirsch to each of Keyboards and Networks. A copy of the 1994 Settlement Agreement is attached as Exhibit A hereto. The 1994 Settlement Agreement included the following as background information:

a)	Hirsch was founded in 1981 by Steve Hirsch, a young entrepreneur who had invented a security technology, and Lawrence Midland (“Midland”), Howard Miller (“Miller”), Robert Parsons (“Parsons”) and Luis Villalobos (“Villalobos”), who provided the initial financing.

i)	By late 1981, Steve Hirsch had begun preparation of a patent application, and was seeking financing for Hirsch, which he had incorporated to exploit his invention. After an unrelated private placement had failed to close, Villalobos and Miller structured a financing (seed capital for Hirsch and an R&D partnership to fund development of the technology) and rewrote the patent application.

ii)	Keyboards, the R&D partnership, bought all the rights to the technology from Steve Hirsch, and then granted an exclusive license to Hirsch, and an option to purchase the technology under certain conditions. “Technology” was defined[1] to include not just the original invention, but all associated and future developments and products. Thus, Hirsch was the vehicle for exploiting the Technology, and Keyboards, having provided the funds to develop the Technology, was to receive payments through the year 2020 based on revenues from the broadly defined Technology. Keyboards general partners deferred most of their upside potential until after the limited partners received 125% of their pre-tax investment, which for someone in the 50% bracket would be 2 1/2 times their after-tax investment; thereafter limited partners receive approximately 20% of the royalties.

iii)	Midland, Miller, Villalobos and GRFN (a California corporation formed for that purpose) were the original general partners in Keyboards. Soon after Keyboards’ formation, Parsons became a general partner; GRFN was subsequently discontinued.

iv)	Midland, Miller, Parsons and Villalobos provided seed capital to Hirsch and provided guarantees with respect to obtaining the R&D financing. Midland and Parsons subsequently raised $400,000 of capital from limited partners in Keyboards.

b)	Hirsch met all of the conditions, and exercised its option and purchased the Technology from Keyboards. The terms of purchase called for payments[2] to Keyboards through the year 2020.

c)	In 1985 and 1986 additional capital was raised to “finance the development and marketing of various new security systems product lines which will help drive the sales of the Digital Scrambler.”[3]

i)	Parsons raised $550,000 in equity by selling shares of Hirsch stock to private investors.

ii)	Midland and Parsons as general partners formed Networks, and raised $1,200,000 from limited partners, approximately half in 1985 and the balance in 1986.

iii)	Two agreements were entered into between Hirsch and Networks: a written agreement, relating to the 1985 portion of funding, which called for royalties through the year 2005; and an oral agreement relating to the 1986 portion of funding.

d)	Hirsch wished to avoid paying royalties on the same revenue to both Keyboards and Networks. To that end, in 1986 Hirsch and Keyboards executed an agreement, which excluded from Keyboards royalty base, those “products developed on funding from” Networks.

e)	In 1994, a dispute arose among Keyboards, Hirsch and Networks as to the royalties that have been paid and are to be paid. The parties contentions were generally as follows:

i)	Keyboards contended: (a) that even though all current and past Hirsch revenues fall within the definition of “Technology”, Hirsch had incorrectly excluded various revenues from Keyboards royalties; (b) that Hirsch had not been paying royalties on software at the correct and higher rate;[4] (c) that the sole exception to Keyboards royalties had effectively expired since Hirsch no longer sold “products developed on funding from” Networks; and (d) that while Hirsch’s agreements with Networks may in effect require Hirsch to pay royalties to both Keyboards and Networks, they cannot relieve Hirsch of its royalty obligations to Keyboards.

ii)	Networks contended: (a) that its agreements with Hirsch were intended to provide royalties not just on the products that were directly developed from that funding, but also on products that evolved from them; (b) that otherwise the limited partners could not recoup, much less obtain a return on, their investment; (c) that its 1986 oral agreement with Hirsch had extended royalty payments to the year 2011; and (d) that while Hirsch’s agreements with Keyboards may in effect require Hirsch to pay royalties to both Keyboards and Networks, they cannot relieve Hirsch of its royalty obligations to Networks.

iii)	Hirsch contended: (a) that Hirsch never intended to pay royalties to both Keyboards and Networks on the same products; (b) that paying 14% to 28% royalty to Keyboards on software would seriously impair Hirsch’s margins on software sales; (c) that Hirsch had interpreted its obligations to Keyboards and Networks not just based on the language in the agreements, but also based on what it understood to be the intent of those agreements, as well as what it believed to be equitable to the parties; (d) that Hirsch had been computing the revenues for Networks royalties based on a “remoteness dilution” basis;[5] (e) that Hirsch may have understated its royalty obligations to Keyboards, but if so, any error was in good faith; (f) that Hirsch was forced into making difficult and- sometimes arbitrary decisions as to what portion of revenues are subject to royalties to which of the partnerships, and (g) that the royalty agreements hampered[6] Hirsch’s ability to price and configure products; and

f)	Each of the parties agreed:

i)	That litigation to resolve these issues would be expensive, time consuming, distracting, and harmful to the business goals of the parties.

ii)	That there was reasonable risk that if contested, some or all of the contentions in its interest could have been rejected and that, some or all of the contentions against its interest could have been upheld.

iii)	That including all Hirsch revenues in the base for royalties, and apportioning that base between Keyboards and Networks on fixed percentages, eliminates the underlying factors that led to, and was a reasonable compromise for, their dispute.

iv)	That rather than incur the risks of litigation, it was preferable to settle the dispute as set forth in the 1994 Settlement Agreement;

WHEREAS, on December 10, 2008, Parsons and Midland, as two of the four general partners of Keyboards, delivered a letter of understanding to SCM Microsystems, Inc. (“SCM”), as amended and restated on January 30, 2009 (the “Keyboards Letter of Understanding”), which was intended to clarify the interpretation of the 1994 Settlement Agreement following the proposed merger (the “Merger”) of SCM and Hirsch contemplated by the Agreement and Plan of Merger, dated December 10, 2008, by and among Hirsch, SCM, and the other parties named therein (the “Merger Agreement”). A copy of the Keyboards Letter of Understanding, which was not signed by the other two general partners of Keyboards, is attached as Exhibit B hereto;

WHEREAS, in connection with or as a result of the Merger and the other transactions contemplated by the Merger Agreement, SCM, Hirsch, certain subsidiaries of Hirsch and/or certain officers, directors and shareholders of Hirsch and/or its subsidiaries entered into or will enter into Ancillary Agreements (as defined in the Merger Agreement) and certain other agreements and understandings and deliver or will deliver certain certificates, documents or other instruments (any and all such Ancillary Agreements, agreements, certificates, documents or other instruments together, the “Merger Documents”);

WHEREAS, Messrs. Parsons and Midland, as the two general partners of Networks, delivered a letter of understanding to SCM that was substantially similar to the Keyboards Letter of Understanding and was also amended and restated on January 30, 2009 (the “Networks Letter of Understanding” and, collectively with the Keyboards Letter of Understanding, the “Letters of Understanding”). A copy of the Networks Letter of Understanding is attached as Exhibit C hereto;

WHEREAS, Keyboards and two of its general partners has initiated litigation in Los Angeles Superior Court (Case No. SC102226), against Hirsch, SCM and certain officers and directors of SCM alleging claims arising out of the 1994 Settlement Agreement, the Keyboards Letter of Understanding and the Merger;

WHEREAS, concurrently with the execution of this Agreement, SCM, Hirsch, Keyboards, and Networks, are entering into a settlement agreement (the “2009 Settlement Agreement,” in substantially the form attached as Exhibit D hereto) to settle and resolve any and all claims, disputes, issues or matters that exist or could exist between them with respect to the Keyboards Claim, so as to avoid the cost and expense of further proceedings;

WHEREAS, the Parties desire to simplify and clarify the royalty arrangement provided for by the 1994 Settlement Agreement, and to replace and supersede such royalty arrangement with a new, definitive installment payment schedule as set forth herein;

WHEREAS, the Parties desire to amend and restate the 1994 Settlement Agreement in its entirety with this Agreement, which will supersede and replace the 1994 Settlement Agreement in all respects;

WHEREAS, the Parties further desire for this Agreement to supersede and replace the Letters of Understanding, and for the Letters of Understanding to terminate and be of no further force or effect as of the Effective Time of the Merger (as such term is defined in the Merger Agreement, the “Effective Time”); and

WHEREAS, Section 9 of the 1994 Settlement Agreement provides that the 1994 Settlement Agreement may not be amended unless such amendment is executed in writing by all of the Parties thereto, including all four of the general partners of Keyboards and the two general partners of Networks.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Amendment; Effective Time; Term. This Agreement amends and restates in its entirety the 1994 Settlement Agreement. This Agreement shall be effective and binding on the Parties hereto as of the date hereof, except that Sections 2 and 3 of this Agreement shall automatically and immediately become effective at, and not before, the Effective Time. Notwithstanding any other provision of this Agreement, if the Merger Agreement is terminated prior to its Effective Time, this Agreement shall terminate, shall have no force or effect, and shall be null and void. In addition, effective as of the Effective Time, the Letters of Understanding shall terminate and be of no further force or effect.

2. Payments to Keyboards and Networks. In full satisfaction of any and all obligations of Hirsch under the 1994 Settlement Agreement, including without limitation, in lieu of any and all payments, royalty or otherwise, based on the revenue, Technology (as defined above) or assets of Hirsch thereunder, Hirsch agrees to and shall make certain payments to Keyboards and Networks as follows:

a. Initial Payment Period. For the period from January 1, 2009 to December 31, 2009 (the “Initial Payment Period”), Hirsch shall pay Keyboards and Networks, collectively, an aggregate amount equal to (i) Nine Hundred and Eighty-Six Thousand Dollars ($986,000) less (ii) the amount of any payments that Hirsch makes to Keyboards or Networks prior to the Effective Time under or in connection the 1994 Settlement Agreement with respect to the period of January 1, 2009 to December 31, 2009 (the “Initial Payment”).

b. Subsequent Payment Periods. For the period from January 1, 2010 to December 31, 2010, Hirsch shall pay Keyboards and Networks, collectively, an aggregate amount equal to (i) Nine Hundred and Eighty-Six Thousand Dollars ($986,000), multiplied by (ii) an inflation rate equal to one (1) plus the Consumer Price Index Inflation Percentage, if positive, for the prior calendar year (in this case, the period from January 1, 2009 to December 31, 2009), and, subject to Section 3 hereof, for each calendar year period thereafter until and including the calendar year period of January 1, 2020 to December 31, 2020 (such payment periods, together with the Initial Payment Period, the “Payment Periods”), Hirsch shall pay Keyboards and Networks, collectively, an aggregate amount equal to (i) the aggregate payment amount for the prior Payment Period, multiplied by (ii) an inflation rate equal to one (1) plus the Consumer Price Index Inflation Percentage, if positive, for the prior calendar year, plus (iii) for the January 1, 2020 to December 31, 2020 Payment Period only, an amount equal to $126,492 (such payments, together with the Initial Payment, the “Periodic Payments”). As used herein, the “Consumer Price Index Inflation Percentage” means the annual Consumer Price Index-All Urban Consumers, U.S. City Average, All Items, Not Seasonally Adjusted, published by the United States Department of Labor, Bureau of Labor Statistics and published on the website http://www.bls.gov/CPI for the applicable calendar year/Payment Period.7 For illustrative purposes only, a sample calculation of the Periodic Payments due for each Payment Period is set forth on Schedule I attached hereto.

c. Payment Dates. The Periodic Payments required by Hirsch hereunder for any Payment Period shall be made quarterly in equal amounts and shall be due and payable on April 30, July 31, October 31 of such Payment Period and January 31 of the following Payment Period (or, if any such dates do not fall on a Business Day, on the next Business Day thereafter); provided, however, that if the Effective Time occurs after April 30, 2009, the Initial Payment shall be paid in its entirety in three equal amounts on July 31, 2009, October 31, 2009, and January 31, 2010. Unless Hirsch shall elect to exercise the Lumpsum Option, the last Periodic Payment by Hirsch shall be made on January 31, 2021. As used herein, “Business Day” means any day that is not a Saturday, Sunday, or other day on which national banks or banks in Santa Ana, California or Germany are authorized or required to close.

d. Division of Payments Between Keyboards and Networks. The aggregate Periodic Payments made by Hirsch hereunder shall be apportioned between Keyboards and Networks in accordance with the following table, and the final payment to Networks on January 31, 2012 shall satisfy the complete obligation of Hirsch to Networks:

Payment Period	Networks Percentage of Periodic Payment	Keyboards Percentage of Periodic Payment

January 1, 2009 to December 31, 2009	18.9711%	81.0289%

January 1, 2010 to December 31, 2010	16.4919%	83.5081%

January 1, 2011 to December 31, 2011	13.9834%	86.0166%

January 1, 2012 to December 31, 2012 and for each Payment Period thereafter*	0.00%	100.00%

• Keyboards shall receive 100% of any Periodic Payment for any “Payment Period” after December 31, 2011.

3. Hirsch Buyout Option. Notwithstanding Section 2 hereof, at any time on or after January 1, 2012, upon ten (10) days prior written notice (the “Lumpsum Notice”) to Keyboards, Hirsch, and only Hirsch or its successors or assigns, shall have the option (the “Lumpsum Option”) to elect, in its sole discretion, to make a lumpsum payment (the “Lumpsum Payment”) to Keyboards in lieu of any and all future Periodic Payments due Keyboards (and any unpaid portion thereof) as described in Section 2 hereof. The Lumpsum Payment shall be in an aggregate amount equal to the net present value of any remaining Periodic Payments (including the net present value of any unpaid portion thereof), calculated assuming (a) an inflation rate per annum of Four Percent (4%) substituted in lieu of applying the Consumer Price Index Inflation Percentage for each applicable Payment Period, and (b) a discount rate equal to Nine Percent (9%) per annum, in each case adjusted proportionally for any portion of a full calendar year. Any Lumpsum Payment shall be allocated solely to Keyboards and no amount shall be payable to Networks. Following the payment of the Lumpsum Payment by Hirsch, all of Hirsch’s obligations to Keyboards hereunder shall be deemed satisfied in full. For illustrative purposes only, sample calculations of the Lumpsum Payment for each calendar year is set forth on Schedule II attached hereto.

4. Consent to the Merger. Each of Keyboards and Networks and each of their respective general partners hereby acknowledges, agrees and consents to Hirsch’s entry into the Merger Agreement and to the consummation of the transactions contemplated thereby, including the Merger and hereby waives any right to notice, review or comment that may exist or have existed under the 1994 Settlement Agreement in connection with the execution, delivery and performance of the Merger Agreement, the Merger Documents or the consummation of the transactions contemplated thereby. Each of Keyboards and Networks and each of their respective general partners hereby waives any and all rights that they may have under Chapter 13 of the California Corporations Code with respect to the Merger, the Merger Agreement, the Merger Documents or the other transactions contemplated thereby, and agrees to exchange any and all shares of Hirsch common stock held by such parties for the merger consideration, consisting of a combination of cash, shares of SCM common stock and warrants to purchase shares of SCM common stock, as described in the Merger Agreement.

5. Authorization.

a. Keyboards and each of its general partners represents and warrants that (i) it has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, (ii) the execution, delivery and performance of this Agreement by Keyboards and each of its general partners has been duly and validly authorized, and no other actions or proceedings by or on the part of Keyboards or any of its general partners is necessary to authorize the execution, delivery or performance of this Agreement, (iii) this Agreement has been duly executed and delivered by Keyboards and each of its general partners and (iv) this Agreement constitutes the legal, valid and binding obligations of Keyboards and each of its general partners, enforceable against Keyboards and each of its general partners in accordance with its respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Law now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity.

b. Networks and each of its general partners represents and warrants that (i) it has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, (ii) the execution, delivery and performance by Networks and each of its general partners of this Agreement has been duly and validly authorized, and no other actions or proceedings by or on the part of Networks or any of its general partners is necessary to authorize the execution, delivery or performance of this Agreement, (iii) this Agreement has been duly executed and delivered by Networks and each of its general partners and (iv) this Agreement constitutes the legal, valid and binding obligations of Networks and each of its general partners, enforceable against Networks and each of its general partners in accordance with its respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Law now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity.

c. Hirsch represents and warrants that (i) it has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, (ii) the execution, delivery and performance by Hirsch of this Agreement has been duly and validly authorized, and no other actions or proceedings by or on the part of Hirsch is necessary to authorize the execution, delivery or performance of this Agreement, (iii) this Agreement has been duly executed and delivered by Hirsch, and (iv) this Agreement constitutes the legal, valid and binding obligations of Hirsch, enforceable against Hirsch in accordance with its respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Law now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity.

6. Notice; Delivery.

a. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, or if delivered by facsimile, upon written confirmation of receipt by facsimile; (ii) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier under circumstances in which such courier guarantees next-day delivery (except in the case of overseas delivery, in which case notice shall be deemed duly given on the fourth (4th) Business Day following the date of dispatch if delivered utilizing an expedited service by a recognized international courier under circumstances in which such courier guarantees such delivery); or (iii) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid (except in the case of overseas delivery, in which case notice shall be deemed duly given on confirmed receipt if delivered by registered or certified mail, return receipt requested, postage prepaid). All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice. In addition, when giving any notice hereunder a party shall also send a courtesy copy of such notice via e-mail to the party(ies) to receive such notice at the e-mail addresses set forth below; provided, however, that the failure to send, or the recipient’s failure to receive, such courtesy copy via e-mail shall not invalidate or otherwise adversely effect in any way the validity of such notice hereunder:

Hirsch Electronics Corporation	copy:
President	SCM Microsystems, Inc.
1900-B Carnegie Ave.,	Oskar-Messter-Straße 13,
Santa Ana, CA 92705	85737, Ismaning Germany
Facsimile: 949.250.7372	Attention: Felix Marx
E-mail:	Facsimile: +49.89.9595.5170
lmidland@hirschelectronics.com	E-mail: FMarx@scmmicro.de
Secure Keyboards, Ltd.	copy:
c/o Robert J. Parsons	Lawrence W. Midland
110 Newport Center Drive	1805 Jamaica Road
Suite 200	Costa Mesa, CA 92626
Newport Beach, CA 92660	Facsimile: 949.250.7372
Facsimile: 949.729.3196	E-mail:
E-mail: parsons600@aol.com	lmidland@hirschelectronics.com
copy:	copy:
Howard Miller	Luis Villalobos
13555 Bayliss Road	4220 Park Newport, #410
Los Angeles, CA 90049	Newport Beach, CA 92660
Facsimile: 213.481.1554	Facsimile:
E-mail: hmiller@girardikeese.com	E-mail: luvil@roadrunner.com

Secure Networks, Ltd.	copy:
c/o Robert J. Parsons	Lawrence W. Midland
110 Newport Center Drive	1805 Jamaica Road
Suite 200	Costa Mesa, CA 92626
Newport Beach, CA 92660	Facsimile: 949.250.7372
Facsimile: 949.729.3196	E-mail:
E-mail: parsons600@aol.com	lmidland@hirschelectronics.com

b. As of the date hereof, the payment instructions for all payments due to Keyboards and Networks under this Agreement are set forth on Schedule III attached hereto. Keyboards and Networks, and their respective successors and assigns may hereafter designate such other payment instructions by providing written notice thereof (i) at least fifteen (15) Business Days before a payment date, or (ii) within three (3) Business Days of receiving the Lumpsum Notice.

7. Miscellaneous.

a. Assignment. Neither Hirsch, nor Keyboards or Networks, may assign any of their respective rights, interests or obligations hereunder to any other person (except by operation of law) without the prior written consent of Keyboards (in the case of an assignment by Hirsch) or Hirsch (in the case of an assignment by Keyboards or Networks); provided, however, that Hirsch may assign all or a portion of its obligations hereunder to an affiliate of Hirsch, provided, that no such transfer shall relieve Hirsch of any liability or obligation hereunder except to the extent actually performed or satisfied by the assignee.

b. Further Assurances. Each party hereby covenants and agrees to execute and deliver such further and other instruments, agreements and writings and do and perform, and cause to be done and performed, such further and other acts and things that may be necessary or desirable in order to give full effect to this Agreement and every part of it.

c. Severability. In the event that any covenant, condition or other provision herein contained is held to be invalid, void or illegal by any court of competent jurisdiction, the same shall be deemed severable from the remainder of the Agreement and shall in no way affect, impair or invalidate any other covenant, condition or other provision herein contained. If such condition, covenant or other provision shall be deemed invalid due to its scope or breadth, such covenant, condition or other provision shall be deemed valid to the extent of the scope or breadth permitted by law.

d. Entire Agreement. This Agreement, and the 2009 Settlement Agreement, sets forth the entire agreement between and among the parties to these agreements with respect to the subject matter hereof and supersedes any and all prior agreements relating thereto, including without limitation the 1994 Settlement Agreement and the Letters of Understanding; there are no other understandings or agreements between or among the Parties with respect to the subject matter hereof except as set forth herein. No term, condition or provision of the Agreement may be modified, waived, or changed in any way except in writing, executed with the same formalities hereof, by the Party to be charged with any such modification, waiver, or change.

e. Governing Law. This Agreement will be construed pursuant to the laws of the State of California (without regard to conflicts of law principles). For purposes of any disputes arising out of or pertaining to this Agreement, the Parties consent to non-exclusive personal jurisdiction in the federal and state courts located in the County of Los Angeles, State of California.

f. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument. Facsimile and .pdf copies of this Agreement shall have the same force and effect as an original.

[Remainder of Page Intentionally Left Blank]IN WITNESS WHEREOF, this AMENDED AND RESTATED SETTLEMENT AGREEMENT is to be effective as of the date first set forth above.

HIRSCH ELECTRONICS CORPORATION

By: /s/ Lawrence W. Midland

Lawrence W. Midland, President

SECURE NETWORKS, LTD.
A California limited partnership By: /s/ Robert J. Parsons

Robert J. Parsons, Managing and General Partner
By: /s/ Lawrence W. Midland

Lawrence W. Midland, General Partner

SECURE KEYBOARDS, LTD.
A California limited partnership By: /s/ Robert J. Parsons

Robert J. Parsons, Managing and General Partner
By: /s/ Lawrence W. Midland

Lawrence W. Midland, General Partner
By: /s/ Howard Miller

Howard Miller, General Partner
By: /s/ Luis Villalobos

Luis Villalobos, General Partner

1The 1986 agreement between Hirsch and Keyboards, recapping the original agreement, included the following: “the ‘Technology’ means the patent and patent applications and all associated knowhow, software, trademarks and tradenames and all future developments, patent applications, patents, knowhow, software, trademarks and tradenames.”

2These payments for the purchase are generally referred to herein as “royalties” for simplicity; but their actual nature was installment payments for the sale of the technology.

3From the 1986 agreement between Hirsch and Keyboards.

4The Purchase and Sale of Technology agreement between Hirsch and Keyboards, calls for royalties of 14% to 28% for license and sub-license revenues, and 4.25% on all other revenues.

5Which meant that as a product evolved and became more remote from a product directly “developed on funding from” Networks, Hirsch diluted its share of revenues in computing Networks royalties; and that whenever a subsequent product (such as SAM) departed sufficiently from a product “developed on funding from” Networks, then Hirsch no longer deemed it subject to royalties to Networks.

6For example, if Hirsch incorporates a keypad into a product “developed on funding from” Networks, then Hirsch would have to pay royalties to both Keyboards and Networks; or if Hirsch throws-in software to close a major sale, there is no clear way to decide how much of the revenue to impute to the software.

7For example, for the January 1, 2008 to December 31, 2008 calendar year, the Consumer Price Index Inflation Percentage would be equal to 3.8% and is found at the following websites: http://www.bls.gov/cpi/cpid08av.pdf and http://data.bls.gov/PDQ/servlet/SurveyOutputServlet?data—tool=latest—numbers&ser ies—id=CUUR0000SA0&output—view=pct—12mths.